EXHIBIT 99.1

Oak and Sunplus Announce Strategic Partnership

Sign Definitive Agreement for an Optical Storage Joint Venture
Sunplus to Purchase Oak’s Optical Storage Business for $30 Million

SUNNYVALE, Calif. - February 5, 2003 - Oak Technology, Inc., (Nasdaq: OAKT) a leading provider of embedded solutions for the HDTV, digital imaging, and optical storage markets, today announced that it has signed a definitive agreement with Sunplus Technology (TSE: 2401) a publicly held fabless integrated circuit design house focused on the consumer market, based in Taiwan.  Under the terms of the agreement, Oak will transfer its Optical Storage business and certain optical storage assets in return for approximately $30 million, which includes $16 million in cash and the equivalent of $14 million in shares of Sunplus common stock.  In addition, Oak will make a capital contribution to become a minority investor in a new spin-off company.  Further financial terms of the agreement were not disclosed.

The agreement grants Sunplus ownership of Oak’s certain optical storage assets and products for the purpose of developing products for consumer and personal computer vendors.  The companies believe the combination of Sunplus’s leading consumer electronics position in Asia and Oak’s core technologies present attractive opportunities for growth.  In addition, Oak and Sunplus will pursue collaborative opportunities in imaging and DTV in the China market.  Sunplus and Oak plan to create a spin-off company, in which Oak will hold a minority interest, to serve the personal computer segment exclusively.  The current strategy includes plans for a possible initial public offering (IPO) of common stock in the spin-off company in the 2005/2006 timeframe.

Last month, Oak announced the signing of a non-binding letter of intent with Cheertek for the licensing of Oak’s optical storage assets in a joint venture with Cheertek.  The definitive agreement with Sunplus is binding and supersedes the non-binding letter of intent with Cheertek and the Cheertek opportunity will no longer be pursued.

“Sunplus is the leading supplier of consumer electronics in Taiwan, Hong Kong, and China, and this partnership accelerates Oak’s entry into the growing China market,” said Young Sohn, chairman and chief executive officer of Oak Technology.  “We believe that this partnership with Sunplus can potentially create more value for shareholders with an immediate cash payout to Oak, combined with an equity interest in a leading Asian electronics company.”

“The partnership between Oak and Sunplus creates powerful synergies,” said Huang Chou-Chye, chairman of Sunplus.  “Oak’s leading-edge optical, imaging and DTV/HDTV technologies are a good fit with our strategy to use core technology, such as multimedia audio/video, micro-controller, and digital signal processor technologies to develop hundreds of products including LCD IC, controller IC, multi-media IC, Voice/Music IC and ASICs which can be applied to our daily life.  With the addition of Oak’s technologies to Sunplus’s portfolio and Sunplus’s leading consumer electronic position in Asia, we believe we can build a strong, profitable franchise for the worldwide consumer electronics markets.”

About Oak Technology

Oak Technology, Inc., a leading provider of solutions for the storage, manipulation and distribution of digital content, is committed to driving the emerging world of connected consumer appliances.  The company’s fully integrated products and technologies target two key markets: digital imaging (advanced copiers, printers, faxes, scanners and MFPs) and digital home entertainment (digital TV, HDTV and PVRs).  Founded in 1987, Oak is headquartered in Sunnyvale, California, and has sales offices, design centers and research facilities around the world.  The company trades on the Nasdaq Stock Exchange under the symbol OAKT.  Additional information about Oak and its digital solutions can be found at www.oaktech.com.

About Sunplus Technology

Sunplus Technology Co. Ltd. is one of the largest consumer IC design houses in Taiwan.  Sunplus is listed on the Taiwan Stock Exchange (TSE) under ticket 2401 and trades GDRs on the London Stock Exchange under the symbol SUPD.  Further information about Sunplus can be found at www.sunplus.com.tw

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: In addition to the historical information contained herein, statements in this press release may contain forward-looking statements within the meaning of the Federal securities laws and are subject to the safe harbors created thereby.  These statements involve risks and uncertainties inherent in acquisitions of technologies and businesses of Sunplus and Oak; other integration issues including costs and unanticipated expenditures, changing relationships with customers, suppliers, and strategic partners, potential contractual intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized including the success of any joint venture; pricing pressures and other competitive factors and may differ materially from actual future events or results.  Forward-looking statements contained in this press release regarding expected financial results, industry trends, sales and future product development, business transactions and business strategies and activities should be considered in light of these factors, and those factors discussed from time to time in the company’s public reports filed with the Securities and Exchange Commission, such as those discussed in the company’s Annual Report on Form 10K for fiscal year ended June 30, 2002.

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Oak Technology is a registered trademark of Oak Technology, Inc. All others are trademarks or registered trademarks of their respective owners.

Media Contact:	Company Contact:
Rebecca DiCorti	John Edmunds
Oak Technology, Inc.	Oak Technology, Inc.
(408) 523-6658	(408) 523-6510
rebeccadicorti@oaktech.com	johnedmunds@oaktech.com